UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2020

IDEAL POWER INC.

(Exact name of registrant as specified in Charter)

Delaware	001-36216	14-1999058
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

4120 Freidrich Lane, Suite 100

Austin, Texas, 78744

(Address of Principal Executive Offices)

512-264-1542

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	IPWR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2020, Ideal Power Inc. (the “Company”) entered into letter agreements (the “Letter Agreements”) with certain of the Company’s Series A warrant holders (the “Series A Warrant Holders”), who were previously issued warrants (the “Original Warrants”) to purchase shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) pursuant to that certain Securities Purchase Agreement between the Company, the Series A Warrant Holders and the other parties thereto, dated as of November 7, 2019. The Series A Warrant Holders agreed to the early exercise of their Original Warrants pursuant to the Letter Agreements (the “Transaction”). The Company raised approximately $2.7 million in gross proceeds in the Transaction.

Pursuant to the Letter Agreements, in consideration of the Series A Warrant Holders exercising Original Warrants to purchase an aggregate of 1,176,137 shares of Common Stock, the Company issued to the Series A Warrant Holders new Series C warrants (the “New Warrants”) to purchase up to an aggregate of 705,688 shares of Common Stock (the “New Warrant Shares”), which is equal to 60% of the shares underlying the Original Warrants included in the Transaction. The New Warrants have an exercise price of $8.90 per share, with an expiration date of August 4, 2025. Except as described herein, the New Warrants are substantially similar to the Original Warrants.

To the extent that a Series A Warrant Holder’s exercise of Original Warrants would result in such holder exceeding the Beneficial Ownership Limitation (as defined in the Original Warrants), such excess warrant shares shall be held in abeyance for the benefit of such Series A Warrant Holder until such time as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation.

Pursuant to the Letter Agreements, the Company agreed to file a registration statement with the Securities and Exchange Commission relating to the offer and resale by the holders of the New Warrant Shares. The Company is obligated to file the registration statement within 30 days of closing of the Transaction.

Craig-Hallum Capital Group LLC acted as the exclusive placement agent for the Transaction. The New Warrants have not been registered under the Securities Act of 1933, as amended (the “Act”), or state securities laws. The issuance of the New Warrants was exempt from the registration requirements of the Act pursuant to Section 4(a)(2) of the Act and Rule 506 of Regulation D promulgated thereunder (“Regulation D”), made only to and with an “accredited investor” as defined in Regulation D. This Current Report on Form 8-K shall not constitute an offer to sell, nor the solicitation of an offer to buy, the securities described herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

The foregoing description of the Letter Agreements and the New Warrants is a summary and is qualified in its entirety by reference to the form of Letter Agreement and the form of New Warrants, which are filed hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

On August 3, 2020, the Company issued a press release announcing the Transaction. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1	Form of Series C Common Stock Purchase Warrant.
10.1	Form of Letter Agreement.
99.1	Press Release, dated August 3, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2020	IDEAL POWER INC.

	By:	/s/ Timothy Burns
Timothy Burns
Chief Financial Officer